Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (the “Agreement”) is made by and between Cyril Wallace (“Executive”) and Reed’s, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive has been employed by the Company as its Chief Executive Officer on an at-will basis pursuant to that Employment Agreement between Executive and the Company dated April 16, 2025 (the “Employment Agreement”);

WHEREAS, the Company and Executive have mutually agreed to terminate Executive’s employment effective March 31, 2026;

WHEREAS, the Parties agreed that Executive would remain as an unpaid consultant until April 30, 2026, to provide transition assistance as needed to the Company;

WHEREAS, Executive and the Company wish to resolve Executive’s transition and separation amicably by the terms contained in this Agreement; and

WHEREAS, the Parties have read and understand the terms of this Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Agreement.

THEREFORE, the Parties agree as follows:

1. Separation Date. Executive’s employment with the Company terminated effective March 31, 2026 (the “Separation Date”). Upon the Separation Date, Executive was deemed to have resigned from all positions that Executive held as an officer of the Company and any subsidiaries or affiliates of the Company, and as a fiduciary of any benefit plan of the Company or any affiliate of the Company. Executive agrees that he will execute all documents reasonably required to effectuate such resignations.

2. Consulting Period. Executive has been providing, and shall continue to provide, consulting services to the Company from the Separation Date until April 30, 2026, which shall consist only of assistance in transitioning various tasks and relationships upon request of the Company (the “Consulting Services”). The Consulting Services shall not be compensated beyond the Separation Benefits being provided herein.

3. Accrued Salary. Executive acknowledges and represents that the Company has paid Executive all accrued salary earned through the Separation Date, subject to standard payroll deductions and withholdings, and that no further amounts are owed with respect thereto.

4. Healthcare Benefits. Executive’s participation in the Company’s group health insurance plan ended on the last day of the month in which the Separation Date occurred. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Executive is eligible to continue Executive’s group health insurance benefits at his own expense following the Separation Date. Executive has been provided with a separate notice describing Executive’s rights and obligations under COBRA and a form for electing COBRA coverage.

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5. Other Compensation or Benefits. Executive acknowledges that, except as expressly provided in this Agreement, Executive has not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right Executive may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options or other equity awards.

6. Expense Reimbursements. Executive agrees that, within thirty (30) days after the Separation Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred through the Separation Date, if any, for which he seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practices within ten (10) days of presentation by Executive.

7. Separation Benefits. In consideration of Executive’s agreements and undertakings in this Agreement, including but not limited to, the release of claims set forth below, and provided that Executive signs and causes this Agreement to become effective and fully complies with its terms, the Company will provide Executive with the following “Separation Benefits”:

(a) a severance payment equal to one (1) month of Executive’s current base salary in effect immediately prior to the Separation Date (a gross amount of $58,333.33), payable in a single lump sum, subject to applicable deductions and withholdings, on the next regularly scheduled payroll date after the Effective Date of this Agreement, as defined below (the “Severance Payment”);

(b) a lump sum payment representative of one (1) month of Executive’s COBRA payment to continue Executive’s coverage prior to the Separation Date, in the gross amount of $2,836.60, payable subject to applicable deductions and withholdings at the same time as the Severance Payment;

(c) notwithstanding the repayment obligations contained in Sections 4.2 and 4.6 of the Employment Agreement, the Company will waive any obligation that Executive repay to the Company Executive’s sign-on bonus and relocation-related expenses;

(d) an additional cash severance payment equal to $36,336.30 (representing (i) 10,010, multiplied by (ii) $3.63, the closing sale price of a share of the Company’s common stock as reported on the NYSE American on the Separation Date), payable in a single lump sum, subject to applicable deductions and withholdings, at the same time as the Severance Payment; and

(e) on or before April 30, 2026, the Company will issue Executive a restricted stock award under the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Plan”) with respect to 36,657 shares of the Company’s common stock, which shall be vested in full on the date of issuance (the “RSA”). The RSA shall be subject to all applicable federal, state and local tax withholding obligations, based on the closing sale price of a share of the Company’s common stock as reported on the NYSE American on the date of issuance (the “RSA Withholding Obligations”). The Company and Executive agree to satisfy the RSA Withholding Obligations by means of a “same-day sale” commitment with a broker-dealer, whereby Executive will sell a portion of the shares subject to the RSA, and the broker-dealer will forward the proceeds necessary to satisfy the RSA Withholding Obligations directly to the Company (or to Insperity for processing, as applicable) (the “Sell-to-Cover Arrangement”). Executive understands and acknowledges that unless the RSA Withholding Obligations are satisfied, the Company will have no obligation to issue the RSA. If it is determined after the issuance of the RSA that the RSA Withholding Obligations were greater than the amount withheld by the Company via the Sell-to-Cover Arrangement, Executive agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

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Executive agrees that the additional compensation to be paid under this Agreement is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.

8. Equity. Executive acknowledges and agrees that Executive’s Company equity awards (including, without limitation, any stock options, restricted stock unit awards, and performance stock unit awards), if any, shall continue to be governed by the Plan and the applicable award agreements.

9. Release of Claims.

(a) General Release of Claims. In exchange for the consideration provided to Executive under this Agreement to which Executive would not otherwise be entitled, including the Separation Benefits, Executive hereby generally and completely releases the Company and Insperity PEO Services, L.P., and their respective current and former parent companies, subsidiaries and other affiliated companies as well as any of their respective current and former insurers, directors, officers, agents, shareholders, and employees and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Agreement.

(b) Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to Executive’s employment with the Company or the separation of that employment; (ii) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company (including, without limitation, pursuant to Section 4.3 of the Employment Agreement); (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Connecticut Family and Medical Leave Act, the Connecticut Whistleblower Law, the Connecticut Fair Employment Practices Act, the Connecticut Minimum Wage and Wage Payment Laws, and the Age Discrimination in Employment Act (“ADEA”). Executive acknowledges that Executive has been advised that Executive has the right to consult an attorney regarding this Agreement and that Executive was given a reasonable time period of not less than five business days in which to do so. Executive further acknowledges and agrees that, in the event Executive signs this Agreement prior to the end of the reasonable time period provided by the Company, Executive’s decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Release. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive has under the ADEA, and that the consideration given for the waiver and releases Executive has given in this Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised, as required by the ADEA, that: (i) Executive’s waiver and release does not apply to any rights or claims arising after the date Executive signs this Agreement; (ii) Executive should consult with an attorney prior to signing this Agreement (although Executive may choose voluntarily not to do so); (iii) Executive has twenty-one (21) days to consider this Agreement (although Executive may choose voluntarily to sign it sooner); (iv) Executive has seven (7) days following the date he signs this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after Executive signs this Agreement provided that Executive does not revoke it (the “Effective Date”).

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(d) Waiver of Unknown Claims. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY EXECUTIVE, WOULD AFFECT EXECUTIVE’S DECISION TO ACCEPT THIS AGREEMENT. In giving the releases set forth in this Agreement, which include claims which may be unknown to Executive at present, Executive hereby expressly waives and relinquishes all rights and benefits under any law of any jurisdiction with respect to Executive’s release of any unknown or unsuspected claims herein.

(e) Exceptions. Notwithstanding the foregoing, Executive is not releasing the Company hereby from: (i) any obligation to indemnify Executive pursuant to the Articles and Bylaws of the Company as currently written, any valid fully executed indemnification agreement with the Company, which the Company acknowledges is in full force and effect and a valid obligation of the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

(f) Protected Rights. Executive understands that nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit Executive’s right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, Executive understands and agrees that, to the maximum extent permitted by law, Executive is otherwise waiving any and all rights he may have to individual relief based on any claims that he has released and any rights he has waived by signing this Agreement. Nothing in this Agreement (i) prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (ii) waives any rights Executive may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

10. Return of Company Property. Executive represents and warrants that, within five (5) days of the Separation Date, Executive returned to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). Executive represents that he made a diligent search to locate any such documents, property and information. To the extent Executive used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, Executive represents that he has provided the Company with a computer-useable copy of such information and has permanently deleted and expunged such Company confidential or proprietary information from those systems.

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11. Continuing Obligations. Executive acknowledges and reaffirms his continuing obligations pursuant to the Employee Confidentiality and Proprietary Rights Agreement (“Confidentiality Agreement”), which Executive executed upon the commencement of Executive’s employment and which covenants and obligations shall be expressly incorporated herein by reference and shall remain in full force and effect after the Separation Date according to their terms.

12. Non-Disparagement. Except to the extent permitted by Section 9(f) (Protected Rights) above, Executive shall not, at any time following the Separation Date, publish or communicate, in a manner intended to be public or that should reasonably be expected to become public (including, without limitation, through social media), disparaging or derogatory statements or opinions about the Company or any of its affiliates, stockholders, officers, employees, directors, or customers; provided that it shall not be a breach of this Section 12 for Executive to testify truthfully in any judicial or administrative proceeding, to make statements or allegations in legal filings that are not made in bad faith, or to make statements to a federal, state, or local government official, either directly or indirectly, and solely for the purpose of reporting or investigating a suspected violation of law. In addition, nothing in this provision or this Agreement prohibits or restrains Executive from making disclosures protected under the whistleblower provisions of federal or state law or from exercising Executive’s rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

13. No Voluntary Adverse Action. Executive agrees that he will not voluntarily (except in response to legal compulsion or as permitted under Section 9(f) (Protected Rights)) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

14. Cooperation. Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate Executive’s scheduling needs.

15. No Admissions. Executive understands and agrees that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to Executive or to any other person, and that the Company makes no such admission.

16. Representations. Executive hereby represents that he has received all leave and leave benefits and protections for which Executive is eligible pursuant to the Family and Medical Leave Act or otherwise, and has not suffered any on-the-job injury for which Executive has not already filed a workers’ compensation claim.

17. Dispute Resolution. The Parties agree that they will be bound by the dispute resolution provision contained in the Employment Agreement, which is expressly incorporated herein by reference.

18. Miscellaneous. This Agreement, together with the Confidentiality Agreement and the documents expressly referenced herein, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It supersedes and replaces all prior negotiations and all agreements, written or oral, concerning Executive’s separation from employment with the Company. Any prior negotiations, correspondence, agreements, proposals or understandings relating to any such matter shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Connecticut without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

Executive has twenty-one (21) calendar days to decide whether to accept this Agreement. The Company’s offer contained herein will automatically expire if Executive does not sign and return this Agreement within that timeframe.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have entered this Separation Agreement and Release effective as of the date executed below.

Cyril Wallace	Reed’s, Inc.

/s/ Cyril Wallace	/s/ Neal Cohane
Signature	By

April 16, 2026	Interim Chief Executive Officer
Date	Its

April 16, 2026
Date

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